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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          ECO-FORM INTERNATIONAL, INC.

         This Restated Certificate of Incorporation was duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The present name of the corporation (hereinafter called the "Corporation") is Eco-form International, Inc. The Corporation was originally incorporated under the name "MLRA Systems, Inc." The date of filing of the Corporation's original Certificate of Incorporation was February 22, 1999.

         The following Restated Certificate of Incorporation supersedes the original Certificate of Incorporation as amended and shall be the Certificate of Incorporation of the Corporation.

                                   ARTICLE I.

         The name of this Corporation is Eco-form International, Inc.

                                   ARTICLE II.

         The address of the registered office of the Corporation in the State of Delaware is 3422 Old Capital Trail, Suite 584, Wilmington, Delaware 19808, County of New Castle. The name of the registered agent at that address is Samuel Wierdlow, Inc.

                                  ARTICLE III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV.

                  A. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 75,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

                  B. Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.


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                  C. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

                  The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                           1. the dividend rate, if any, on shares of such
                  series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                           2. whether the shares of such series shall be
                  redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                           3. the obligation, if any, of the Corporation to
                  redeem shares of such series pursuant to a sinking fund;

                           4. whether shares of such series shall be convertible
                  into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                           5. whether the shares of such series shall have
                  voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

                           6. the rights of the shares of such series in the
                  event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

                           7. any other relative rights, powers, preferences,
                  qualifications, limitations or restrictions thereof relating to such series.

                                   ARTICLE V.

         A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

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         B. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the Delaware General Corporation Law. Commencing with the annual meeting of stockholders held in 2001, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. At each annual meeting directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

         B. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                   ARTICLE VI.

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal of modification.

                                  ARTICLE VII.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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                                  ARTICLE VIII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE IX.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         This Restated Certificate of Incorporation was duly adopted on the 11th day of October, 2000, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and shareholders of the Corporation.

                                        ECO-FORM INTERNATIONAL, INC.


                                    By:
                                        ----------------------------------------
                                           Howard Keep, President


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